INVESTMENT ADVISORY AGREEMENT

                             THE BEAR STEARNS FUNDS
                                 245 Park Avenue
                            New York, New York 10167



                                                                    June 2, 1997


Bear Stearns Funds Management Inc.
245 Park Avenue
New York, New York 10167

Dear Sirs:

                  The above-named investment company (the "Fund"), with respect to the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

                  The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its offering documents (Part A and Part B) as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as its investment adviser.

                  You may render services through your own employees or the employees of one or more affiliated companies that are qualified to act as an investment adviser to the Fund under applicable laws and are under your common control as long as all such persons are functioning as part of an organized group of persons, and such organized group of persons, with respect to the services used by the Fund, is managed at all times by your authorized officers. You will be as fully responsible to the Fund for the acts and omissions of such persons as you are for your own acts and omissions.The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

                  Subject to the supervision and approval of the Fund's Board, you will provide investment management of each Series' portfolio in accordance with such Series' investment objectives and policies as stated in the Fund's offering documents (Part A and Part B) as from time to time in effect. In connection, therewith, you will obtain and provide investment research and will supervise each Series' investments and conduct a continuous program of




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investment, evaluation and, if appropriate, sale and reinvestment of such Series assets. You will furnish to the Fund such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting any Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

                  You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder, and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of your duties hereunder or by reason of your reckless disregard of your obligations or duties hereunder (hereinafter "Disabling Conduct") would otherwise be subject by reason of Disabling Conduct.

                  In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite each Series' name on Schedule 1 hereto or will pay you in accordance with the methodology described on additional Schedules hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Part A and Part B. The fee for the period from the date of the commencement of sales of a Series' shares (after any sales are made to you) to the end of the month during which such sales shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                  For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

                  You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory, administration and fund accounting fees, charges of custodians, transfer and dividend disbursing agents fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Series' existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory

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purposes and for distribution to existing  shareholders,  costs of shareholders'
reports and meetings, and any extraordinary expenses.

                  The Fund understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

                  In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

                  The Fund will indemnify you, your officers, directors, employees and agents (each, an "indemnitee") against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from Disabling Conduct by the indemnitee. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the indemnitee was not liable by reason of Disabling Conduct or
(ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of Disabling Conduct by (a) the vote of a majority of a quorum of Board members who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party Board members") or (b) an independent legal counsel in a written opinion. Each indemnitee shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the New York Business Corporation Law. Each indemnitee shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the indemnitee shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a

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majority of a quorum of  disinterested  non-party Board members,  or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the indemnitee will ultimately be found to be entitled to indemnification. No provision of this Agreement shall be construed to protect any Board member or officer of the Fund, or any indemnitee, from liability in violation of Sections 17(h) and (i) of the Investment Company Act of 1940, as amended (the "1940 Act").

                  As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board; or (ii) vote of a majority (as defined in the 1940 Act) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in the 1940 Act).

         The Fund recognizes that from time to time your directors, officers and employees may serve as trustees, directors, partners, officers and employees of other business trusts, corporations, partnerships or other entities (including other investment companies), and that such other entities may include the name "Bear Stearns" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Bear Stearns" in any form or combination of words.

          This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the relevant Series and shall not be binding upon any Board member, officer or shareholder of the Fund individually.



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         If the foregoing is in  accordance  with your  understanding,  will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                                Very truly yours,

                                                THE BEAR STEARNS FUNDS


                                                By: /s/ Ellen T. Arthur
                                                   -----------------------
                                                   Ellen T. Arthur
                                                   Secretary
Accepted:

BEAR STEARNS FUNDS MANAGEMENT INC.


By:  /s/ Frank J. Maresca
   -------------------------------
   Frank J. Maresca
   Executive Vice President

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                                   SCHEDULE 1




                            Annual Fee as
                             a Percentage
                              of Average
                              Daily Net
Name of Series                  Assets       Reapproval Date    Reapproval Day
--------------              ---------------  ---------------    --------------



Prime Money Portfolio         .20 of 1%        June 1, 1999        June 1st